                                                                      Exhibit 11
                            SS&C Technologies, Inc.

               Statement Regarding The Computation of Net income
                  per common and common equivalent shares (4)
                                  (unaudited)

                                                                    Three Months Ended                    Nine Months Ended
                                                                    ------------------                    -----------------
                                                             September 30,       September 30,      September 30,      September 30,
                                                             -------------       -------------      -------------      -------------
                                                                 1996                1997               1996               1997
                                                                 ----                ----               ----               ----
Historical - Primary (1):
        Weighted average issued common and preferred
        stock outstanding (2).........................         12,297,920          12,558,794         10,516,059         12,494,534
        Weighted average cheap stock (3)..............                  -                   -            484,380                  -
        Weighted average common stock equivalents.....                  -           1,461,775                  -          1,330,219
        Less: Assumed purchase of treasury stock......                  -            (874,213)                 -           (907,562)
                                                              ------------        ------------       ------------       ------------

          Weighted average number of common and common
                         equivalent shares outstanding         12,297,920          13,146,356         11,000,439         12,917,191
                                                              ============        ============       ============       ============

Net income (loss).....................................         $ (433,000)         $  293,000         $  (21,000)        $1,015,000
                                                              ============        ============       ============       ============

Net income (loss) per common and common equivalent
share.................................................         $    (0.04)         $     0.02         $     0.00         $     0.08
                                                              ============        ============       ============       ============

Notes:
(1) For the three months and nine months ended September 30, 1996, all common and common equivalent share amounts have been restated to reflect the 10-for-1 stock split on April 25, 1996 as if in effect from the date of issuance.

(2) For the three months and nine months ended September 30, 1996, all shares of convertible preferred stock are considered common stock equivalents and are included using the if-converted method, adjusted for the 10-for-1 stock split, except where their effect would be anti-dilutive.

(3) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock and common stock equivalents, within one year prior to the initial filing of the registration statement, at share prices below the assumed initial public offering price are considered to have been made in anticipation of the contemplated public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method for options, for the nine months ended September 30, 1996.

(4) Fully diluted net income per common and common equivalent share is not presented as it was the same for all periods presented.